Exhibit 99.1

BOSTON CAPITAL REIT ANNOUNCES AGREEMENT TO BE ACQUIRED BY BPG PROPERTIES, LTD.

BOSTON, MASSACHUSETTS, OCTOBER 23, 2007 —Boston Capital Real Estate Investment Trust, Inc. (the “Company” or “Boston Capital REIT”) today announced that it has entered into a definitive agreement pursuant to which an affiliate of BPG Properties, Ltd. on behalf of BPG Investment Partnership VIII and VIII A, L.P. will acquire the Company in an all cash transaction for $13.30 per share. The purchase price represents a 33% premium over the Company’s original $10.00 per share offering price. In addition to the merger consideration, the agreement permits Boston Capital REIT to continue to pay regular monthly distributions at a rate of $0.00164384 per share through the closing of the merger with a pro-rated dividend for the month in which the transaction closes. This monthly distribution is equivalent to an annual rate of return of six percent (6%) (assuming the share was purchased for $10.00).

The merger has been unanimously approved by the Company’s Board of Directors. Completion of the merger, which is expected to occur by the end of the first quarter of 2008, is subject to approval by the Company’s common shareholders, as well as to certain other customary closing conditions.

Wachovia Securities acted as the financial advisor to Boston Capital REIT, while Goodwin Procter LLP provided legal advice. Pepper Hamilton, LLP acted as legal counsel to BPG.

Additional Information About the Merger

In connection with the proposed transaction, Boston Capital REIT will file with the Securities and Exchange Commission (“SEC”) a Proxy Statement on Schedule 14A containing information and certain documents regarding the proposed merger in connection with approval of the merger by shareholders of Boston Capital REIT. SHAREHOLDERS OF BOSTON CAPITAL REIT ARE URGED TO CAREFULLY READ THE PROXY STATEMENT AND RELATED DOCUMENTS IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED MERGER. The proxy statement and other relevant materials (when they become available), and any other documents filed by Boston Capital REIT with the SEC, may be obtained free of charge at the SEC’s website at www.sec.gov. In addition, investors may obtain free copies of the documents filed with the SEC by Boston Capital REIT  by directing a written request to Boston Capital Real Estate Investment Trust, Inc., One Boston Place, Suite 2100, Boston, MA 02108-4406. Attention: Amanda Roy.

Participants in the Merger

Boston Capital REIT and its respective directors and executive officers and other members of management may be deemed participants in the solicitation of proxies in respect to the proposed merger. You can find information regarding the directors and executive officers of Boston Capital REIT in the proxy statement for Boston Capital REIT’s annual meeting of shareholders filed with the SEC on April 19, 2007. Updated information regarding the directors and executive officers of Boston Capital REIT can be obtained by reading the proxy statement when it becomes available.

About Boston Capital Real Estate Investment Trust

Boston Capital Real Estate Investment Trust, Inc., is a Maryland corporation that operates as a real estate investment trust for federal income tax purposes. Through its subsidiaries and joint ventures, Boston Capital REIT owns interests in a portfolio of 11 apartment properties consisting of 3,098 units and comprising approximately 2,713,000 square feet located in Washington, Oregon, Utah, Florida and Texas.

About BPG Properties, Ltd.

BPG Properties, Ltd. is a private equity real estate fund manager based in the Philadelphia area. BPG’s portfolio consists of over 20 million square feet of office, retail, student housing, and industrial properties and more than 25,000 apartment units in more than 100 communities located throughout the United States.

BPG is an active acquirer of multi-family portfolios throughout the country. Since 2003 alone, BPG has completed 7 significant portfolio transactions totaling 70 communities and more than 14,000 apartments. Following closing of the merger the communities will be operated by BPG’s Madison Apartment Group subsidiary.

For additional information about BPG, please visit the company’s website at www.bpgltd.com.

Forward-Looking Statements

Certain items in this press release may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including, but not limited to, statements regarding the consummation of the merger and the expected timing thereof, the expected purchase price per share for the sale of the Company, the future performance of the apartment communities, and other statements that are not historical facts, and/or statements containing words such as “anticipate(s),” “expect(s),” “intend(s),” “plan(s),” “could”, “target(s),” “project(s),” “will,” “believe(s),” “seek(s),” “estimate(s)” and similar expressions. These statements are based on management’s current expectations, beliefs and assumptions and are subject to a number of known and unknown risks, uncertainties and other factors, including those outside of our control that could lead to actual results materially different from those described in the forward-looking statements. The Company can give no assurance that its expectations will be attained. Factors that could cause actual results to differ materially from the Company’s expectations and those described in the forward looking statements include, but are not limited to: the failure of closing conditions to be satisfied; the failure of the Company’s shareholders to approve the transaction; and such other risk factors as may be discussed in the Company’s Annual Report on Form 10-K and other filings with the Securities and Exchange Commission. Such forward-looking statements speak only as of the date of this press release. The Company expressly disclaims any obligation to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in the Company’s expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based.